Summary of Terms of Consulting Agreement Between
   Maui Land & Pineapple Company, Inc. (the "Company") and
          Director Thomas M. Gottlieb ("Gottlieb")
                Effective as of June 15, 2004


Term: Three years, with the intention that the agreement would be renewed at the end of the three years for an additional three-year term.

Role: In addition to his role as a director of the Company, Gottlieb would serve approximately four days a month as a consultant to the Company for its resort development to assist the Company with the following tasks:

- Participating in the process of optimizing the timing, marketing, pricing and product mix of the residential units to be developed by the Company and/or its partners within the Kapalua Resort Area;

- Providing input for the design, development, programming and operation for the Miraval project at Kapalua Mauka;

- Providing input for the design, development, programming and operation for the Amenity core/beach club to be built adjacent to the KBH site;

- Participating in the process of optimizing the structure of Company's legal, financial and operating relationships with its key strategic partners in Kapalua -
     Miraval, Marriott/Ritz, Exclusive Resorts;

- Facilitating other Company corporate development projects related to the greater Kapalua.

Compensation: Gottlieb is granted the right and option to purchase thirty thousand (30,000) shares of Maui Land &
Pineapple Company, Inc. common stock from the Company at $31.75 per share (closing price of such stock on June 15, 2004). The options to purchase 2,500 shares become exercisable on September 15, 2004 and on the 15th day of every third month thereafter until June 15, 2007 (total of twelve quarters), and except as otherwise expressly provided, this grant is made pursuant to the terms and conditions of the Maui Land & Pineapple Company, Inc. 2003
Stock and Incentive Compensation Plan.